                                                                    EXHIBIT 12.1

                            Alberto-Culver Company
                      Ratio of Earnings to Fixed Charges

                                                 Three Months Ended                   Years Ended September 30,
                                             --------------------------       ------------------------------------------
(In thousands)                               December 31,  December 31,
                                                 1997         1996*            1997*     1996     1995     1994    1993
                                             ---------------------------------------------------------------------------
Earnings:
  Income from continuing operations
  before income taxes                             $31,382        26,738       120,487   100,014   84,242  71,078  65,129

  Interest expense and amortization of
  debt discount, fees and expenses                  2,844         3,179        11,826    15,905    9,946   8,630   9,661

  Interest included in rental expense               4,964         4,411        19,857    17,645   15,784  14,726  13,410
                                             ---------------------------------------------------------------------------

Total Earnings                                    $39,190        34,328       152,170   133,564  109,972  94,434  88,200
                                             ===========================================================================

Fixed charges:

  Interest expense and amortization of
  debt discount, fees and expenses                $ 2,844         3,179        11,826    15,905    9,946   8,630   9,661

  Interest included in rental expense               4,964         4,411        19,857    17,645   15,784  14,726  13,410
                                             ---------------------------------------------------------------------------

Total fixed charges                               $ 7,808         7,590        31,683    33,550   25,730  23,356  23,071
                                             ===========================================================================

Ratio of earnings to fixed charges                    5.0           4.5           4.8       4.0      4.3     4.0     3.8
                                             ===========================================================================

* Excludes a non-recurring pre-tax gain of $15.6 million in the first quarter of fiscal year 1997 resulting from a $28.0 million insurance settlement from the loss of the Company's airplane. Including this non-recurring gain, the ratio of earnings to fixed charges was 6.6x for the three months ended December 31, 1996 and 5.3x for the fiscal year ended September 30, 1997.